Exhibit 99.1

SRA Announces Financial Results for Second Quarter of Fiscal Year 2009

•	Revenue of $369 million and Diluted EPS of $0.19
•	$329 million of contract awards
•	Challenges in commercial and international businesses
•	Strong January contract award activity in federal services business

FAIRFAX, Va. – February 5, 2009 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced operating results for the second quarter of fiscal year (FY) 2009, which ended December 31, 2008.

Revenue for the quarter was $369.3 million, down 3% from $382.0 million in the December 2007 quarter. Operating income for the quarter was $19.5 million, for an operating margin of 5.3%. Net income was $10.8 million, for a net margin of 2.9%. Diluted earnings per share for the quarter were $0.19, down $0.11 year over year.

Second quarter results were affected by a downturn in the company’s Global Clinical Development (GCD) business, which provides clinical trial management and regulatory consulting services to pharmaceutical and biotechnology firms around the world. Contract execution challenges and a decline in industry demand reduced second quarter earnings in that business by about $0.04 per share from our internal forecast.

The revenue and earnings performance of SRA’s government information technology (IT) and professional services business was slightly below its forecast for the quarter due to bid protests and order delays, but January contract awards have shown improvement. In light of the comparative strength and stability of the U.S. federal market, the company intends to focus its primary efforts on the growth and development of that part of our business going forward.

SRA President and CEO Stan Sloane said, “We’re disappointed in these second quarter results, and we have taken steps to improve our performance going forward. The large new business wins we’ve had early in the third quarter will support our organic growth efforts.”

Executive Vice President and COO Tim Atkin added, “Strong hiring and retention results in the second quarter are indications of the stability of our government business, and we continue to be optimistic about our positioning in areas such as cybersecurity, health and environmental services. We intend to leverage the company’s solid reputation and diversified customer base across government to accelerate revenue growth and improve margins.”

The company also announced that SRA Corporate Controller Melissa Burgum has been named acting CFO while retiring CFO Steve Hughes transitions from his role and the company continues its search for a permanent replacement. Burgum, a Certified Public Accountant who has served as Corporate Controller for over three years, held previous roles in finance and accounting, audit and consulting for ITT Industries, Inc. and Arthur Andersen LLP.

New Business Awards

SRA won new business in the second quarter with potential value of $329 million, if all options are exercised. As of December 31, 2008, the company’s backlog of signed business orders was $3.9 billion, unchanged year-over-year. Funded backlog increased 5% year-over-year to $802 million.

The company was awarded several significant contracts during the December quarter. The largest was a five-year, $56 million contract to provide network and systems management services to the Pentagon Force Protection Agency. The Environmental Protection Agency also awarded SRA a five-year, $42 million blanket purchase agreement to continue development and support services for its Energy Star website.

In January, SRA received more than $300 million of contract awards, the largest of which was an IT support services contract for the U.S. European Command and U.S. Africa Command. This single-award task order is worth more than $200 million over five years and represents new work for SRA.

Other Highlights

FORTUNE® magazine selected SRA as one of the “100 Best Companies to Work For” for the tenth consecutive year. The list is based on the most extensive employee survey in corporate America, with responses from nearly 80,000 employees from more than 350 companies. Only thirteen companies have earned a position on the list for each of the last ten years.

Forward Guidance

The company is updating its revenue and earnings guidance for Fiscal Year 2009. The previous revenue range of $1.54 billion to $1.60 billion has been reduced to account for Q2 performance, weakness in the GCD business, and recent protest and order delays that have affected the government services business.

The previous range of diluted earnings per share was $1.12 to $1.22. The new guidance reflects Q2 performance and lower expectations for the GCD business in Q3 and Q4. The high end of the earnings range has also been reduced to account for continuing delays of Era’s military orders this fiscal year. Q3 and Q4 earnings estimates for the U.S. government business are lower than previous estimates given the revenue reduction.

The table below represents management’s current expectations about the company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions that SRA might make in the future.

Measure	Fiscal Year Ending June 30, 2009	Change from FY 2008 to 2009

Revenue	$1.51 billion to $1.54 billion	0% to 2%

Diluted earnings per share	$0.94 to $1.00	-19% to -24%

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-287-9905 (U.S./Canada) or 706-643-7540 (Other) with passcode 81157205. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call on February 5, 2009 through February 19, 2009 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (Other) and entering passcode 81157205.

Any statements in this press release about future expectations, plans, and prospects for SRA, including guidance about future financial results and statements about the estimated value of contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for a substantial majority of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our exposure to commercial and international technology market conditions; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2008 and updated in quarterly Form 10-Q filings. In addition, the forward-looking statements included in this press release represent our views as of February 5, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 5, 2009.

Contact

Dave Keffer

Vice President, Investor Relations

SRA International, Inc.

(703) 502-7731

david_keffer@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Revenue	$369,323	$382,015	$761,678	$746,142
Operating costs and expenses:
Cost of services	268,050	286,029	555,872	560,998
Selling, general and administrative	74,560	59,872	145,768	112,990
Depreciation and amortization	7,415	6,424	14,293	12,591
Acquired in-process research and development	(200)	—	900	—

Total operating costs and expenses	349,825	352,325	716,833	686,579

Operating income	19,498	29,690	44,845	59,563
Interest expense	(2,155)	(752)	(3,935)	(1,605)
Interest income	631	889	1,403	2,488
Gain on sale of Constella Futures Holding, LLC	—	—	1,939	—

Income before taxes	17,974	29,827	44,252	60,446
Provision for income taxes	7,144	11,836	18,008	23,996

Net income	$10,830	$17,991	$26,244	$36,450

Earnings per share:
Basic	$0.19	$0.31	$0.47	$0.63

Diluted	$0.19	$0.30	$0.46	$0.61

Weighted-average shares:
Basic	56,122,367	57,663,214	56,364,444	57,475,124

Diluted	57,285,022	59,599,737	57,629,785	59,376,343

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	31-Dec-08	30-Jun-08
Current assets:
Cash and cash equivalents	$106,964	$229,260
Restricted cash	800	1,194
Accounts receivable, net	358,971	344,974
Inventories	2,762	—
Prepaid expenses and other	42,616	64,159
Deferred income taxes, current	11,062	11,544

Total current assets	523,175	651,131

Property, plant and equipment, net	40,776	37,949

Other assets:
Goodwill	487,310	395,766
Identified intangibles, net	49,056	36,813
Deferred income taxes, noncurrent	5,321	3,217
Deferred compensation trust	6,097	7,747
Notes receivable and other assets	25,288	3,892

Total other assets	573,072	447,435

Total assets	$1,137,023	$1,136,515

Current liabilities:
Accounts payable and accrued expenses	$118,365	$163,927
Accrued payroll and employee benefits	98,757	99,742
Billings in excess of revenue recognized	23,893	15,111
Short-term borrowings	8,857	—

Total current liabilities	249,872	278,780

Long-term liabilities:
Long-term debt	175,000	150,000
Other long-term liabilities	12,889	14,799

Total long-term liabilities	187,889	164,799

Total liabilities	437,761	443,579

Stockholders’ equity	699,262	692,936

Total liabilities and stockholders’ equity	$1,137,023	$1,136,515

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	31-Dec-08	31-Dec-07
Cash flows from operating activities:
Net income	$26,244	$36,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,293	12,591
Stock-based compensation	5,362	4,886
Deferred income taxes	(2,312)	(4,542)
Gain on sale of Constella Futures Holding, LLC	(1,939)	—
Loss on disposal of property and equipment	—	744
Acquired in-process research and development	900	—
Working capital changes, net of the effect of acquisitions and divestitures	(34,246)	(28,632)

Net cash provided by operating activities	8,302	21,497

Cash flows from investing activities:
Capital expenditures	(8,869)	(6,650)
Payments to Spectrum Solutions Group, Inc. shareholders	(7,016)	—
Acquisitions, net of cash acquired	(132,246)	(185,955)
Issuance of notes receivable	(17,526)	—
Proceeds from sale of Constella Futures Holding, LLC	31,846	—

Net cash used in investing activities	(133,811)	(192,605)

Cash flows from financing activities:
Issuance of common stock	2,265	10,063
Tax benefits of stock option exercises	108	4,184
Net borrowings under credit facility	23,431	50,000
Payment of financing costs	—	(324)
Purchase of treasury stock	(21,824)	(272)

Net cash provided by financing activities	3,980	63,651

Effect of exchange rate changes on cash and cash equivalents	(767)	—

Net decrease in cash and cash equivalents	(122,296)	(107,457)
Cash and cash equivalents, beginning of period	229,260	212,034

Cash and cash equivalents, end of period	$106,964	$104,577

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$3,093	$1,185

Income taxes	$26,667	$34,466

Cash received during the period:
Interest	$1,740	$2,761

Income taxes	$342	$729

Reconciliation Between Total Revenue and Organic Revenue (Unaudited)

(in thousands)

Organic revenue, as presented, is computed by comparing our reported revenue for the current period to revenue for the same period in the prior-year adjusted to include revenue of acquired businesses for the pre-acquisition period of the prior-year. In arriving at prior-year revenue, we include the revenue of acquired companies and remove the revenue of divested companies for the prior-year periods comparable to the current-year periods for which the companies are included in our reported revenue. The resulting rate is intended to represent our organic, or non-acquisitive, growth or decline year-over-year, including comparable period growth or decline attributable to acquired companies. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business, including the post-acquisition activity of acquired companies. This non-GAAP financial measure is not used for any other purpose and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	31-Dec-08	31-Dec-07	% Increase
Total Revenue, as reported	$369,323	$382,015	(3.3)%

Plus: Revenue from acquired companies for the comparable prior year period	—	16,650
Less: Revenue from divested companies for the comparable prior year period	—	(18,244)

Organic Revenue	$369,323	$380,421	(2.9)%